Stillwater Mining Company and Johnson Matthey Agree to a Five-Year Platinum Group Metal Refining and Sales Agreement

BILLINGS, MT -- (Marketwired - May 16, 2014) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) (the "Company" or "Stillwater") announced today that it has agreed to a five-year platinum group metal (PGM) refining and sales contract with Johnson Matthey, a leading manufacturer of auto catalysts and precious metals refiner. The key terms of the agreement are:

  Johnson Matthey will purchase all of Stillwater's mined palladium and a significant share of their mined platinum based on an annual pricing mechanism linked to various industry benchmarks, with Stillwater retaining the ability to opt out of the metal sales agreement under certain terms and the payment of a nominal fee
  Stillwater will utilize Johnson Matthey's refining services for all of its mined production and recycling material at competitive terms
  Stillwater will realize a one-time working capital release in the range of $17 million to $22 million because of the timing of the new sales agreement
  Stillwater and Johnson Matthey agree to cooperate, where appropriate, to secure material for Stillwater's recycling business
  Johnson Matthey will provide its proprietary PGM market analysis services to Stillwater
  Stillwater and Johnson Matthey agree to actively collaborate on technical items in an effort to optimize the PGM smelting and refining process

Mick McMullen, the Company's President and Chief Executive Officer, commented on the agreement, "We are very pleased to further develop our long-standing partnership with Johnson Matthey, one of the leading manufacturers of catalytic converters in the world. We believe that this agreement provides numerous benefits to both parties at a time in the PGM industry when supplies are constrained and demand for our products continue to grow. For Stillwater, we secure favorable long-term pricing for our mined metal, competitive refining terms, and an excellent partner to help us grow our recycling business which we have identified as being a core business. We look forward to working more closely with Johnson Matthey and believe this an excellent opportunity for both organizations."

The agreement will be effective on July 1, 2014 and has a term of five years. The contract contains a clause allowing Stillwater the ability to terminate the agreement for a nominal fee.

About Stillwater Mining Company

Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. producer of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including auto catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine, coinage and other applications. Stillwater Mining Company is engaged in the development, extraction, processing, smelting and refining of PGMs from a geological formation in southern Montana known as the J-M Reef and from the recycling of spent catalytic converters. The J-M Reef is the only known significant source of PGMs in the United States and the highest-grade PGM resource in the world. The Company also owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information about Stillwater Mining Company can be found at its website: www.stillwatermining.com.

CONTACT:

Mike Beckstead
(406) 373-8971